Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of XTI Aerospace, Inc. of our report dated May 28, 2024 relating to the financial statements of XTI Aircraft Company as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in Amendment No. 1 to Form 8-K/A of XTI Aerospace, Inc. filed on May 28, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 15, 2026